EXHIBIT 10.2

THE AMERICAN INSTITUTE OF ARCHITECTS

AIA DOCUMENT A117-1987
Abbreviated Form of Agreement Between
Owner and Contractor
for
CONSTRUCTION PROJECTS OF LIMITED SCOPE
where the basis of payment is the
COST OF THE WORK PLUS A FEE
without a Guaranteed Maximum Price

1987 EDITION

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN
ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

This document includes abbreviated General Conditions and should not be used with other General Conditions.
It has been approved and endorsed by The Associated General Contractors of America.

AGREEMENT

made as of the 21st day of February in the year Two Thousand and Six. This contract is being entered into in accordance with the Resolution of the Board of Directors of Roberts Realty Investors, Inc., dated December 20, 2005. At said meeting of the Board of Directors, the Directors specifically authorized by a 4-0 vote for Roberts Realty Investors, Inc. to retain Roberts Properties Construction, Inc. to construct the 210-unit Highway 20/Cumming Community for its costs plus 10% in accordance with this contract:

BETWEEN the Owner:	Roberts Properties Residential, L.P.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350

and the Contractor:	Roberts Properties Construction, Inc.
450 Northridge Parkway, Suite 301
Atlanta, Georgia 30350

The Project is:	The Highway 20/Cumming Community
36.902 Acres Fronting on Highway 20
Cumming, Georgia 30040

The Architect is:	To Be Determined
Or any other Architect selected by the Owner.

The Owner and Contractor agree as set forth below.

AIA DOCUMENT A117 • ABBREVIATED COST-PLUS OWNER-CONTRACTOR AGREEMENT • SECOND EDITION • AIA®
©1987 • THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N. W., WASHINGTON, D.C. 20006

A117-1987      1

ARTICLE 1
THE WORK OF THIS CONTRACT

1.1    The Contractor shall execute the entire Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others, or as follows:

All site clearing, grading, utilities, paving, curb and gutters, landscaping, etc. associated with the construction of a total of 210 one, two or three bedroom units, a swimming pool, clubhouse, maintenance/carwash building and trash compactor. The property consists of 36.902 acres of land fronting on Highway 20 and located in Land Lots 1199, 1200, 1249 and 1250 of the 3rd District, 1st Section, Forsyth County, Georgia. The Project is to be constructed in accordance with the Plans & Specifications to be prepared by an Architect selected by the Owner.

Any adverse soil conditions that may be encountered are not included in this Cost plus Contract; any costs associated with those conditions shall be borne by the Owner.

ARTICLE 2
RELATIONSHIP OF THE PARTIES

2.1      The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and utilize the Contractor’s best skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to make best efforts to furnish at all times an adequate supply of workers and materials; and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of the Owner. The Owner agrees to exercise best efforts to enable the Contractor to perform the Work in the best way and most expeditious manner by furnishing and approving in a timely way information required by the Contractor and making payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 3
DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

3.1      The date of commencement is the date from which the Contract Time of Paragraph 3.2 is measured, and shall be the date of this Agreement, as first written above, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

The Date of Commencement shall be a later date agreed upon by both parties. Contractor must file a Notice of Commencement in accordance with Georgia Law. A recorded copy of such notice will be maintained in the Contractor’s file and posted on the jobsite.

3.2      The Contractor shall achieve Substantial Completion of the entire Work not later than 24 months after the Date of Commencement, subject to adjustment of this Contract Time as provided in the Contract Documents.

ARTICLE 4
CONTRACT SUM

4.1    The Owner shall pay the Contractor in current funds for the Contractor’s performance of the Contract, the Contract Sum consisting of the Cost of the Work as defined in Article 5 and the Contractor’s Fee of 10% determined as follows:

The Contractor shall be paid monthly on a cost basis, plus the Contractor’s Fee of 10%, payable on the 10th of each month unless the 10th falls on the weekend or nationally recognized holiday, then payment shall be due on the next succeeding business day. The Contractor shall submit a Construction Contract Draw to the Owner no later than the 1st of the following month for all expenses incurred in the preceding month. This Construction Contract Draw shall include a summarized listing of all expenses; a detailed listing shall be provided upon request, and shall include invoice numbers, dates, supplier or subcontractor identification and amounts due. The 10% Contractor’s Fee shall be billed as a separate line item on the Construction Contract Draw.

4.2      GUARANTEED MAXIMUM PRICE (IF APPLICABLE) N/A

4.2.1   The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the Contractor not to exceed N/A Dollars ($ N/A ), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

N/A

4.2.2   The Guaranteed Maximum Price is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

N/A

4.2.3   The amounts agreed to for unit prices, if any, are:

N/A

ARTICLE 5
COSTS TO BE REIMBURSED

5.1      The term “Cost of the Work” shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 5.

5.1.1   Wages of construction workers directly employed by the Contractor to perform the construction of the Work, including Medicare, unemployment compensation, social security and all other benefits.

5.1.2   Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction. All discounts for cash for prompt payment shall accrue to the Contractor.

5.1.3   Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

5.1.4   Costs of all materials, temporary facilities, equipment and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site and used in the performance of the Work.

5.1.5   Reasonable rental costs for necessary temporary facilities, machinery, equipment, and hand tools used at the site of the Work, whether rented from the Contractor or others. Rates and quantities of equipment rented shall be subject to the Contractor’s prior approval.

5.1.6   That portion directly attributable to this Contract of premiums for all insurance and bonds.

5.1.7   Losses and expenses not compensated by insurance or otherwise, sustained by the Contractor in connection with the Work, provided they have resulted from causes other than the fault or negligence of the Contractor.

5.1.8   Costs of removal of debris from the site.

5.1.9   Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

5.1.10  Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

ARTICLE 6
COSTS NOT TO BE REIMBURSED

6.1      The Cost of Work shall not include:

6.1.1   Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, with the exception of the Vice President of Estimating and any Project Managers assigned to the project.

6.1.2   Expenses of the Contractor’s principal office and offices other than the site office.

6.1.3   Overhead and general expenses, except as may be expressly included in Article 5.

6.1.4   The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.

6.1.5   Costs due to the fault or negligence of the Contractor, Subcontractors, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to, costs for correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

6.1.6   Any cost not specifically and expressly described in Article 5.

6.1.7   Costs which would cause the Guaranteed Maximum Price, if any, to be exceeded.

ARTICLE 7
DISCOUNTS, REBATES AND REFUNDS

7.1      Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials, equipment, etc. shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

7.2      Amounts that accrue to the Owner in accordance with the provisions of Paragraph 7.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 8
ACCOUNTING RECORDS

8.1      The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to Contractor’s records relating to this Contract. The Contractor shall preserve these records for a period of seven years after final payment, or for such longer period as may be required by law.

ARTICLE 9
PROGRESS PAYMENTS

9.1      Based upon Applications for Payment submitted to the Owner’s construction inspector by the Contractor and Certificates for Payment issued, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided in the Contract Documents. The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

9.2      Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

The prevailing prime rate of Wachovia Bank, N.A., plus 1%.

ARTICLE 10
FINAL PAYMENT

10.1    Final payment, constituting the entire unpaid balance of the Contract Sum, shall be paid by the Owner to the Contractor when (1) the Contract has been fully performed by the Contractor except for the Contractor’s responsibility to correct nonconforming Work and to satisfy other requirements, if any, which necessarily survive final payment, and (2) a final Certificate for Payment has been issued by the Owner’s construction inspector.

ARTICLE 11
ENUMERATION OF CONTRACT DOCUMENTS

11.1      The Contract Documents are listed in Article 11 and, except for Modifications issued after the execution of this Agreement, are enumerated as follows:

N/A

11.1.1	The Agreement is this executed Abbreviated Form of Agreement between Owner and Contractor, AIA Document A117, 1987 Edition.

11.1.2	The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated N/A , and are as follows:

N/A

11.1.3	The Specifications are those contained in the Project Manual dated as in Subparagraph 11.1.2, and are as follows:

N/A

11.1.4	Upon completion and acceptance of approved Plans & Specifications an Exhibit “A” List of Drawings shall be provided.

11.1.5	The Addenda, if any, are as follows:

N/A

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 11.

11.1.6	Other Documents, if any, forming part of the Contract Documents are as follows:

Exhibit “B” Application for Payment to follow. (To be provided upon commencement of construction.)

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Owner’s construction inspector for use in the administration of the Contract, and the remainder to the Owner.

ROBERTS PROPERTIES	ROBERTS PROPERTIES,
RESIDENTIAL, L.P.,	CONSTRUCTION, INC.
a Georgia limited partnership

By: Roberts Realty Investors, Inc., its sole	/s/ Anthony Shurtz
General Partner	Anthony Shurtz, Chief Financial Officer

/s/ Michael A. Quinlan
Michael A. Quinlan, Chief Financial Officer